SUMMARY FINANCIAL

STATEMENTS

FOR THE YEAR ENDED

March 31, 2012

SECTION 1	SUMMARY FINANCIAL STATEMENTS

STATEMENT OF RESPONSIBILITY

The summary financial statements are prepared under the direction of the Minister of Finance in accordance with the stated accounting policies of the Government reporting entity and include summary statements of financial position, revenue and expense, accumulated deficit, change in net debt, cash flow, notes and schedules integral to the statements. Together, they present fairly, in all material respects, the financial condition of the Government reporting entity at the fiscal year end and the results of its operations for the year then ended in accordance with Canadian generally accepted accounting principles, applied on a basis consistent with that of the preceding year.

The Government is responsible for the integrity and objectivity of the summary financial statements. In the preparation of these statements, estimates are sometimes necessary because a precise determination of certain assets, liabilities, revenues and expenses is dependent on future events. The Government believes such estimates have been based on careful judgements and have been properly reflected in the summary financial statements.

The Government fulfills its accounting and reporting responsibilities, through the Office of the Provincial Comptroller, by maintaining systems of financial management and internal control. The systems are continually enhanced and modified to provide timely and accurate information, to safeguard and control the Government’s assets, and to ensure all transactions are in accordance with The Financial Administration Act.

The Auditor General expresses an independent opinion on these financial statements. Her report, stating the scope of her audit and opinion, appears on the following page.

These financial statements are tabled in the Legislature. They are referred to the Standing Committee on Public Accounts, which reports to the Legislature on the results of its examination together with any recommendations it may have with respect to the financial statements and accompanying audit opinion.

On behalf of the Government of the Province of Manitoba.

Original signed by:

Betty-Anne Pratt, CA
Provincial Comptroller

August 29, 2012

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of Manitoba

We have audited the accompanying consolidated financial statements of the Province of Manitoba, which comprise the consolidated statement of financial position as at March 31, 2012, and the consolidated statements of revenue and expense, accumulated deficit, change in net debt and cash flow for the year then ended, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with Canadian public sector accounting standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Province of Manitoba as at March 31, 2012, and the results of its operations, the changes in its net debt, and its cash flows for the year then ended in accordance with Canadian public sector accounting standards.

Original document signed by:
Carol Bellringer

August 29, 2012	Carol Bellringer, FCA, MBA
Winnipeg, Manitoba	Auditor General

500 - 330 Portage Avenue Winnipeg, Manitoba R3C 0C4 office: (204) 945-3790 fax: (204) 945-2169

www.oag.mb.ca

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

As at March 31, 2012

		($ millions)
SCHEDULE		2012	2011

	FINANCIAL ASSETS

	Cash and cash equivalents	1,244	1,047
	Temporary investments (Note 2)	286	345
1	Amounts receivable	1,677	1,341
	Inventories for resale	65	61
	Portfolio investments (Note 3)	2,784	2,765
2	Loans and advances	955	802
3	Equity in government business enterprises (Note 4)	3,617	3,570

	Total Financial Assets	10,628	9,931

	LIABILITIES

4	Borrowings	19,603	17,150
5	Accounts payable, accrued charges, provisions and unearned revenue	3,902	3,575
6	Pension liability (Note 5)	1,634	1,731

	Total Liabilities	25,139	22,456

	NET DEBT	(14,511)	(12,525)

	NON-FINANCIAL ASSETS
	Inventories held for use	59	50
	Prepaid expenses	50	51
7	Tangible capital assets	9,097	8,187

	Total Non-Financial Assets	9,206	8,288

	ACCUMULATED DEFICIT	(5,305)	(4,237)

	Contingencies (Note 6)
	Contractual Obligations (Note 7)
	Subsequent Event (Note 15)

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF REVENUE AND EXPENSE

For the Year Ended March 31, 2012

	($ millions)
	2012		2011
	Budget	Actual	Actual

REVENUE
Income taxes:
Corporation income tax	423	424	330
Individual income tax	2,725	2,700	2,592
Other taxes:
Retail sales tax	1,671	1,702	1,618
Fuel taxes	267	269	256
Levy for health and education	294	292	269
Mining tax	35	62	42
Education property tax	728	691	690
Other taxes	515	515	531
Fees and other revenue	1,771	1,906	1,828
Federal transfers:
Equalization	1,942	1,942	2,001
Canada Health and Canada Social Transfers	1,418	1,426	1,365
Shared cost and other	612	964	681
Net income from government business enterprises (Schedule 3)	781	713	807
Sinking funds and other investment earnings	239	249	230

Total Revenue (Schedule 9)	13,421	13,855	13,240

EXPENSES
Health and Healthy Living	5,361	5,328	5,044
Education	3,561	3,489	3,330
Family Services	1,017	1,013	978
Community, Economic and Resource Development	2,340	2,771	2,400
Justice and Other Expenditures	774	1,438	894
Debt Servicing (Note 8)	806	815	773

Total Expenses (Schedule 9)	13,859	14,854	13,419

NET LOSS FOR THE YEAR	(438)	(999)	(179)

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF ACCUMULATED DEFICIT

For the Year Ended March 31, 2012

	($ millions)
	2012		2011
	Budget	Actual	Actual

Opening accumulated deficit, as previously reported	(4,503)	(4,503)	(4,374)

Restatements (Note 9)
First time adoption of IFRS	—	(30)	(18)
Inclusion of new entities into the government reporting entity	—	164	147
Correction of Sick Pay benefit liabilities	—	(62)	(62)
Correction of Healthcare liabilities	—	133	63
Correction of Pension liability	—	41	32
Other	—	20	12

Opening accumulated deficit, as restated	(4,503)	(4,237)	(4,200)

Other Comprehensive Income (Schedule 3)	—	(77)	142
Amalgamation of controlled entity (Schedule 3)	—	8	—

Net Loss for the year	(438)	(999)	(179)

Closing accumulated deficit, as restated	(4,941)	(5,305)	(4,237)

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CHANGE IN NET DEBT

For the Year Ended March 31, 2012

	($ millions)
	2012		2011
	Budget	Actual	Actual

Net Loss for the year	(438)	(999)	(179)

Tangible Capital Assets (Schedule 7)
Acquisition and reclassification of tangible capital assets	(1,561)	(1,441)	(1,361)
Amortization of tangible capital assets	439	476	438
Disposal of tangible capital assets	—	55	15

Net Acquisition of Tangible Capital Assets	(1,122)	(910)	(908)

Other Non-Financial Assets
Decrease (Increase) in inventories	—	(9)	32
Decrease (Increase) in prepaid expenses	—	1	(5)

Net Acquisition of Other Non-Financial Assets	—	(8)	27

Other Comprehensive Income (Schedule 3)	—	(77)	142
Net assets acquired on amalgamation (Schedule 3)	—	8	—

(Increase) in Net Debt	(1,560)	(1,986)	(918)

Net Debt, beginning of year, as restated (Note 9)	(13,244)	(12,525)	(11,607)

Net Debt, end of year	(14,804)	(14,511)	(12,525)

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CASH FLOW

For the Year Ended March 31, 2012

	($ millions)
	2012	2011

Cash and cash equivalents provided by (used in)
Operating Activities
Net loss for the year	(999)	(179)
Changes in non-cash items:
Temporary investments	59	206
Amounts receivable	(428)	(82)
Valuation allowance	93	3
Inventories	(13)	16
Prepaids	1	(5)
Accounts payable, accrued charges, provisions and deferrals	327	38
Pension liability	(97)	(37)
Amortization of foreign currency fluctuation	6	6
Amortization of debt discount	(16)	(21)
Unamortized losses on derivative contracts	52	—
Loss on disposal of tangible capital assets	55	15
Amortization of tangible capital assets	476	438

	(484)	398
Other Comprehensive Income (Schedule 3)	(77)	142
Net assets acquired on amalgamation (Schedule 3)	8	—
Changes in equity in government business enterprises	(47)	(371)

Cash provided by (used in) operating activities	(600)	169

Capital Activities
Acquisition of tangible capital assets	(1,441)	(1,361)

Cash used in capital activities	(1,441)	(1,361)

Investing Activities
Investments purchased	(1,567)	(2,082)
Investments sold or matured	838	1,672

Cash used in investing activities	(729)	(410)

Financing Activities
Debt issued	5,424	3,639
Debt redeemed	(2,457)	(2,450)

Cash provided by financing activities	2,967	1,189

Increase (Decrease) in cash and cash equivalents	197	(413)
Cash and cash equivalents, beginning of year	1,047	1,460

Cash and cash equivalents, end of year	1,244	1,047

Supplementary information:
Interest received	252	232

Interest paid	786	825

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

NOTES TO THE SUMMARY FINANCIAL STATEMENTS

For the Year Ended March 31, 2012

1.	SIGNIFICANT ACCOUNTING POLICIES

A.	General Basis of Accounting

The summary financial statements have been prepared in accordance with Canadian generally accepted accounting principles (GAAP) for the public sector as recommended by the Public Sector Accounting Board (PSAB) of the Canadian Institute of Chartered Accountants (CICA).

B.	The Government Reporting Entity

Various funds, Crown organizations (Crowns) and government business enterprises (GBEs) comprising the Government Reporting Entity (GRE) are listed in Schedule 8 to the Summary financial statements.

To be considered a part of the GRE, an organization must be controlled by the Government. Control, as defined by PSAB, is the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss to the Government from the other organization’s activities.

C.	Basis of Consolidation

Crowns are consolidated after adjusting their accounting policies to a basis consistent with the accounting policies of the GRE as outlined in note 1D of the significant accounting policies. Inter-entity accounts and transactions are eliminated upon consolidation, except for retail sales tax. Where the fiscal year-end dates of Crowns are not the same as that of the GRE, and their transactions significantly affect the financial statements, their financial results are updated to March 31.

GBEs, whose principal activity is carrying on a business, maintain their accounts in accordance with accounting principles which are generally accepted for business enterprises and which are considered appropriate to their individual objectives and circumstances. They derive the majority of their revenue from sources outside the GRE. They are reported in these summary financial statements using the modified equity method of accounting. Under the modified equity method, the original investment of the Government, in GBEs, is initially recorded at cost and adjusted annually to include the net income or losses and other net equity changes of these enterprises, without adjusting their accounting policies to a basis consistent with that of the GRE.

The financial results of GBEs are not updated to March 31, where their fiscal year end is not the same as that of the GRE, except when transactions which, would significantly affect the summary financial statements, occur during the intervening period. Inter-entity accounts and transactions with GBEs are not eliminated. Supplementary financial information describing the financial position and results of operations of these enterprises is presented in Schedule 3 to the Summary financial statements.

The CICA’s Accounting Standards Board has announced that effective January 1, 2011 Canadian publicly accountable enterprises will adopt International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board. For those entities currently reporting their operations under rate regulated accounting, that are now required to adopt IFRS as their basis of reporting, the CICA has allowed an extension to January 1, 2013 for the adoption of IFRS. Manitoba Hydro-Electric Board has opted to exercise this extension. GBEs are required to adopt IFRS for their financial reporting. IFRS standards are not required to be adopted by senior governments and will not be adopted for the summary financial statements.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

D.	Basis of Specific Accounting Policies

(i)	Gross Accounting Concept

Revenues and expenses are recorded as gross amounts with the following exceptions:

(1)	Refunds of revenue are treated as reductions of current year revenue.

(2)	Decreases in valuation allowances are treated as reductions to expense.

(3)	Where there is sufficient evidence that the borrowings undertaken by the Government are specifically on behalf of a GBE, the recoveries of the debt servicing costs on self-sustaining debt of GBEs are recorded as a reduction of debt servicing expense.

(ii)	Revenue

(1) Government transfers

Transfer payments from the Government of Canada include all accruals determined for current year entitlements that have been authorized by March 31, for which any eligibility criteria have been met and that can be reasonably estimated.

(2) Individual and corporation income tax

Revenues from individual and corporation income tax are accrued in the year earned based upon estimates made by the Government of Canada using statistical models. Tax revenues are recorded at estimated amounts after considering adjustments for tax credits and other adjustments from the Government of Canada.

(3) Other revenue

All other revenues are recorded on an accrual basis except when the accruals cannot be determined with a reasonable degree of certainty or when their estimation is impracticable.

PSAB has issued new standards with respect to the recognition and measurement of tax revenues and accounting for government transfers, effective for year ends commencing on April 1, 2012. The impact of changes between this new standard and the Government’s current policy has not been reflected in these statements.

(iii)	Expenses

(1) Accrual accounting

All expenses incurred for goods or services received are recorded on an accrual basis.

Expenses include provisional amounts recorded in anticipation of costs, which are quantifiable and have been identified as obligations.

(2) Government transfers

Government transfers are recognized as expenses in the period in which the transfer is authorized and any eligibility criteria are met and the amounts can be reasonably estimated.

(iv)	Financial Assets

(1) Loans and advances

Loans and advances are recorded at cost less valuation allowances. A valuation allowance is provided to reduce the value of the assets to their estimated realizable value or to reflect the impact of significant concessionary terms on outstanding loans. Valuation allowances are made when collection is considered doubtful. Premiums that may arise from the early repayment of loans or

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

advances are reflected as deferred revenue and are amortized monthly to debt servicing expense over the term of the loan or advance.

(2) Investments

Investments denominated in foreign currency are translated to the Canadian dollar equivalent at the exchange rate in effect at March 31, unless the rate of exchange or a forward foreign exchange contract fixing the value has been negotiated, in which case that rate or amount is used. The year end investment translation adjustments reflecting the foreign currency fluctuation between year ends are amortized monthly over the remaining life of the investment and are included with debt servicing expense. Expenses and other transaction charges incurred on the purchase of investments during the year are charged to debt servicing expense. Those expenses incurred in a foreign currency are translated at the exchange rate in effect on the transaction date. Gains and losses on terminated derivative contracts are deferred and amortized on a straight-line basis over the remaining term of the contract.

(3) Inventories for resale

Inventories held for resale are recorded at the lower of cost and net realizable value.

(v)	Liabilities

Liabilities are present obligations to outside parties and GBEs as a result of transactions and events occurring prior to the end of the fiscal year. The settlement of the liabilities will result in the future transfer or use of assets or other form of settlement. Liabilities are recorded at the estimated amount ultimately payable.

(1) Borrowings

All borrowings are expressed in Canadian dollars and are shown net of unamortized debt issue costs and debt of the Government held as provincial investments. Foreign borrowings are converted at the exchange rate in effect at March 31, adjusted for any forward foreign exchange contract entered into for settlement after the fiscal year end. Discounts or premiums, and commissions incurred at the time of the issue of debt are amortized monthly to debt servicing expense over the term of the debt.

The yearend translation adjustments, reflecting the foreign currency fluctuation from the value at the issue date, are recorded through the unamortized foreign currency fluctuation account and amortized monthly to debt servicing expense over the remaining term of the debt. The unamortized portion of foreign currency fluctuation also reflects the gains or losses on the conversion of foreign currency debt called prior to maturity using the rates in effect at the time of the call. These gains or losses are amortized over the original remaining term of the debt or over the term of the replacement issue, whichever is shorter.

Premiums on interest rate options are amortized monthly over the period of the applicable agreement. If the option is exercised, the premium will continue to be amortized to the maturity date of the agreement. If the option is not exercised, any unamortized premium will be immediately taken into revenue or expense. Gains and losses on terminated derivative contracts are deferred and amortized on a straight-line basis over the remaining term of the contract.

(2) Pension liability

The Government accounts for employee pension plans by recognizing a liability and an expense in the reporting period in which the employee has provided service using the accrued benefit actuarial cost method, except as disclosed in Note 5. The value of plan assets is determined using a moving average fair value method. Under this method, fair value is the underlying basis, with any excess (or shortfall) of investment returns over (or below) the expected long-term rate being amortized over a five year period. When actual experience varies from actuarial estimates, for both the accrued benefit obligation and plan assets, the difference is amortized over the expected average remaining service life of the related employee group. Past service costs from plan amendments are recognized in full as expenses in the year of the amendment.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

(3) Other future employee benefit obligations

The amount of the liabilities for severance, the Long Term Disability Income Plan and workers compensation claims are based upon actuarial calculations. The periodic actuarial valuations of these liabilities may determine that adjustments are needed to the actuarial calculations because actual experience is different from that expected and/or because of changes in the actuarial assumptions used. The resulting actuarial gains or losses for the severance liability are amortized over the expected average remaining service life of the related employee group. Actuarial gains and losses for the Long Term Disability Income Plan and the workers compensation claims are recognized as they arise.

(4) Guarantees

Guarantees by the Government are made through specific agreements or legislation to repay promissory notes, bank loans, lines of credit, mortgages and other securities. Provision for losses on these guarantees are recorded when it is likely that a loss will occur. The amount of the loss provision represents the Government’s best estimate of future payments less recoveries.

(5) Environmental liabilities

An environmental liability for contaminated sites is recorded when contamination is identified, and when the Government is obligated, or likely to become obligated, to incur remediation costs due to reasons of public health and safety, contractual arrangements, or compliance with environmental standards which are set out in any act or regulation (federal, provincial, municipal) recognized by the Government. The liability is based upon remediation costs determined on a site-by-site basis, measured as incremental direct costs, reduced by estimated recoveries from third parties, and discounted, where possible, to reflect the time value of money.

PSAB has issued a new standard with respect to the recognition and measurement of liabilities related to contaminated sites, effective for year ends commencing on April 1, 2014. The impact of changes between this new standard and the Government’s current policy has not been reflected in these statements.

(vi)	Non-Financial Assets

(1) Recognition and measurement

In the public sector, recognition and measurement of tangible capital and other non-financial assets are based on their future service potential. Generally, such assets do not generate future net cash inflows. Therefore, these assets will not provide resources to discharge the liabilities of the Government. For non-financial assets, the future economic benefit consists of their capacity to render service to fulfill the Government’s objectives.

(2) Inventories

Inventories held for resale are classified as non-financial assets if it is anticipated that the sale will not be completed within one year of the reporting date. Inventories held for use are classified as non-financial assets.

(3) Prepaid expenses

Prepaid expenses are payments for goods or services which will provide economic benefits in future periods. The prepaid amount is recognized as an expense in the year the goods or services are used or consumed.

(4) Tangible capital assets

The cost of tangible capital assets purchased includes the purchase price as well as costs such as installation costs, design and engineering fees, survey and site preparation costs and other costs incurred to put the asset into service. The cost of tangible capital assets constructed by the

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

Government includes all direct construction costs such as materials, labour, design, installation, engineering, architectural fees, and survey and site preparation costs, as well as overhead costs directly attributable to the construction activity such as licenses, inspection fees, indirect labour costs, and amortization expense of any equipment which was used in the construction project. Any carrying costs associated with the development and construction of tangible capital assets is included for projects whose cost exceeds $20 million.

Certain assets, which have historical or cultural value, including works of art, historical documents as well as historical and cultural artifacts are not recognized as tangible capital assets because a reasonable estimate of the future benefits associated with such property cannot be made.

Intangible assets and items inherited by right of the Crown, such as Crown lands, forests, water and other mineral resources are not recognized in the Government’s financial statements.

Tangible capital assets are amortized on a straight-line basis over their estimated useful lives as follows:

General Tangible Assets:
Land	Indefinite
Buildings and Leasehold Improvements
Buildings	10 to 60 years
Leasehold improvements	Life of lease
Vehicles and Equipment
Vehicles	5 years
Aircraft and vessels	5 to 24 years
Machinery, equipment and furniture	3 to 20 years
Maintenance and road construction equipment	15 years
Computer hardware, software licences	4 to 15 years

Infrastructure Assets:
Land	Indefinite
Land Improvements	30 years
Transportation
Bridges and Structures	40 to 75 years
Provincial Highways, Roads and Airstrips	10 to 40 years
Dams and Water Management Structures	40 to 100 years

One-half of the annual amortization is charged in the year of acquisition and in the year of disposal. Assets under construction are not amortized until the asset is put into service.

(vii)	Classification by Sector

The Province reports operational results under the following sectors; health and healthy living, education, family services, community economic and resource development, justice and other expenditures and general government. The entities and departments included in each sector are identified in Schedule 8 to the summary financial statements.

The health and healthy living sector includes provincial health care programs and includes all health related entities and services.

The education sector includes all education services including elementary, secondary and post-secondary services, including the pension related expenses associated with this sector.

The family services sector includes all social services related to employment and income support for individuals in need as well as a comprehensive range of social services and financial assistance programs provided to Manitobans throughout the Province.

The community economic and resource development sector includes the promotion and development of the Province’s natural resources including the support of industries within this sector. It also includes the operation and maintenance of transportation systems including highway infrastructure and other Government infrastructure. The sector also contains the management and administration of housing policies and benefits for low to moderate income renters and

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

homeowners.

The justice and other expenditures sector include general administration, finance, executive and legislature, cultural and sport related activities. The sector contains criminal and civil legal services and programs that protect the rights of Manitobans. Also included in the sector, are all general government pension related expenses.

The general government sector is comprised of those activities that cannot to be allocated to the specific sectors noted above.

Inter-segment transfers between sectors are measured at the exchange amount.

E.	Measurement Uncertainty

Estimates are used to accrue revenues and expenses in circumstances where the actual accrued revenues and expenses are unknown at the time the financial statements are prepared. Uncertainty in the determination of the amount at which an item is recognized in the financial statements is known as measurement uncertainty. Such uncertainty exists when there is a variance between the recognized amount and another reasonable amount, as there is whenever estimates are used.

Measurement uncertainty in these financial statements exists in the accrual of individual and corporate income taxes, Canada Health Transfer and Canada Social Transfer entitlements, accruals for pension obligations, accruals for environmental obligations, allowances for doubtful loans, accruals for liabilities valued through actuarial valuations, such as long term disability, severance, sick pay obligations and workers compensation claims and advances and provision for losses on guarantees.

The nature of the uncertainty related to the accrual of health and social transfer payments from the Government of Canada and individual and corporate income taxes arises because of the possible differences between the estimates for the economic factors used in calculating the accruals and actual economic results. The uncertainty related to accruals for pension obligations arises because actual results may differ significantly from the Government’s best estimates of expected results based on variables such as earnings on the pension investments, salary increases and the life expectancy of claimants. The uncertainty related to the accrual of environmental obligations is based upon the identification of all sites where environmental damages have occurred that are the Government’s responsibility to mitigate and the quantification of what the actual liability will be based upon impact studies. Uncertainty concerning the allowance for doubtful loans and advances is based upon actual collectability and changes in economic conditions.

While management’s best estimates have been used for reporting items subject to measurement uncertainty, it is possible that changes in future conditions in the near term could require a material change in the valuation of the reported amounts. Near term is defined as a period of time not to exceed one year from the date of the financial statements.

2.	TEMPORARY INVESTMENTS

	($ millions)
	2012	2011

Temporary investments	286	345

Temporary investments are recorded at cost, which approximates market value. Temporary investments consist of investments with financial institutions, government bonds and other short term investment vehicles. All of the securities have terms to maturity of less than one year.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

3.	PORTFOLIO INVESTMENTS

	($ millions)
	2012	2011

Sinking funds	1,736	1,814
Other investments	1,009	906
Unamortized termination losses on derivative contracts	39	45

	2,784	2,765

Portfolio investments are recorded using the cost method. Under this method, any discount or premium arising on the purchase of a fixed term security is amortized over the period to maturity. Portfolio investments are written down to market value only in those circumstances where the loss in value is other than temporary in nature. As at March 31, 2012, the market value of portfolio investments was $2,745 million (2011 - $2,719 million). Portfolio investments earned $81 million during the year (2011 - $83 million).

Sinking Funds

Section 60 of The Financial Administration Act authorizes the Minister of Finance to provide for the creation and management of sinking funds for the orderly retirement of debt. The Government’s sinking fund currently provides for the repurchase of foreign debt and the pre-funding of maturing debt issues. The sinking fund is invested principally in securities issued or guaranteed by federal and provincial governments. Sinking funds are invested in fixed income securities as follows:

	($ millions)
	2012		2011
	Book Value	Fair Value	Book Value	Fair Value

Government of Canada, direct and guaranteed	220	224	266	271
Provincial, direct and guaranteed	1,323	1,303	1,334	1,306
Municipal	165	170	167	175
Corporate	28	24	47	44

	1,736	1,721	1,814	1,796

Investment revenue earned on sinking funds during the year was $67 million (2011 - $67 million). The sinking funds are allocated as follows:

	($ millions)
	2012	2011

Core Government	1,859	1,873
Crown Organizations	—	23

Total sinking funds	1,859	1,896
Less: Uninvested portion of sinking funds held in cash and cash equivalents	(123)	(82)

Total sinking funds held in portfolio investments	1,736	1,814

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

Other Investments

	($ millions)
	2012	2011

Guaranteed investment certificates	81	5
Bonds - Government of Canada, provincial and municipal	368	284
Bonds - Corporate	422	490
Equity Investments	118	107
Investments in real estate	20	20

	1,009	906

As at March 31, 2012, the market value of other investments was $1,024 million (2011 - $923 million). Other investments earned $14 million during the year (2011 - $16 million).

4.	EQUITY IN GOVERNMENT BUSINESS ENTERPRISES

The GBEs that are included in the summary financial statements are listed in Schedule 8 and are classified as follows:

Category	Definition

Utility	An enterprise which provides public utility services for a fee.

Insurance	An enterprise which provides insurance coverage services to the public for a fee.

Finance	Enterprises which provide regulatory control and are revenue generating or enterprises which use economy of scale to deliver goods and services to the public.

The operating results and financial position of each GBE category are reported in Schedule 3 to the Summary financial statements.

Included in the equity in GBEs are equities, which are restricted for use by provincial legislation and thereby not available to discharge Government liabilities or to finance other Government programs. The equity in GBEs is comprised of:

	($ millions)
	2012	2011

Restricted Equity in Government Business Enterprises:
Deposit Guarantee Corporation of Manitoba	190	162
Manitoba Hydro-Electric Board	2,777	2,756
Manitoba Lotteries Corporation	—	5
Manitoba Public Insurance Corporation	422	424
Workers Compensation Board	213	208

	3,602	3,555

Unrestricted Equity in Government Business Enterprises:
Manitoba Lotteries Corporation	5	5
Manitoba Public Insurance Corporation	10	10

	15	15

Equity in Government Business Enterprises	3,617	3,570

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

5.	PENSION PLANS

The Government participates in various pension plans. The two primary plans, in which the Government directly participates, are the Civil Service Superannuation Plan, and the Teachers’ Pension Plan. As per the Acts that administer these plans, the Government is responsible for 50% of pension benefits earned by employees. The Government’s pension liability reflects its share of the actuarial present values of pension benefits attributed to services rendered by employees and former employees, net of any plan assets which are set aside by the Government in an irrevocable trust. As of March 31, 2012, the pension liability for the Civil Service Superannuation Plan was $613 million (2011 - $794 million) and the pension liability for the Teachers’ Pension Plan was $1,009 million (2011 - $903 million).

Other pension plans in which the Government participates include the Members of the Legislative Assembly Plan, the Legislative Assembly Pension Plan, the Judges’ Supplemental Pension Plan and the Winnipeg Child and Family Services Employee Benefits Retirement Plan. The Government is responsible for any excess of accrued pension benefits over pension fund assets for these plans.

The Government also includes several other pension plans in its pension liability. These other plans include post-secondary education pension plans and public school divisions’ pension plans. Post-secondary education pension plans include the University of Manitoba Pension Plans, the University of Winnipeg Pension Plan and the Brandon University Retirement Plan. Public school divisions’ pension plans include the Winnipeg School Division Pension Fund for Employees Other Than Teachers, Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division and Retirement Plan for Employees of Frontier School Division.

Employees in the health sector are members of the Health Care Employees Pension Plan, a multi-employer defined benefit pension plan established between employees and participating boards. Because the Government does not sponsor this plan, the accrued benefit liability of this plan is not recognized in these financial statements. The annual net benefit plan expense is the amount of required contributions provided for employees’ services rendered during the year. During the year, the Government expensed contributions to this plan of $129 million (2011 - $113 million). At December 31, 2011 the Plan had a deficiency of net assets available for benefits over pension obligations of $547 million. The Plan is addressing this deficiency through increased employer and employee contributions and exercising due diligence in evaluating investment and other management decisions.

As at March 31, 2012, the total pension liability being reflected in the summary financial statements was $1,634 million (2011 - $1,731 million). Details related to the pension liability are provided in Schedule 6 to the Summary financial statements. The following provides general information on the contributions and benefit formulae of the various pension plans, which are included in this schedule.

A.	Civil Service Superannuation Plan

The Civil Service Superannuation Act (CSSA) established a defined benefit plan to provide benefits to employees of the Manitoba Civil Service and to participating agencies of the Government through the Civil Service Superannuation Fund (CSSF).

The lifetime pension calculation equals 2% of a member’s best five-year average yearly pensionable earnings multiplied by pensionable service, minus 0.4% of the average Canada Pension Plan (CPP) earnings multiplied by pensionable service since January 1, 1966.

The CSSA requires employees to contribute 6.0% of pensionable earnings up to the CPP maximum pensionable earnings, and 7.0% on pensionable earnings above the maximum. Commencing on July 1, 2012 employee contributions will be increasing by .5% per year until the 2015 calendar year. At that time employees will be required to contribute 8.0% of pensionable earnings up to the CPP maximum pensionable earnings, and 9.0% on pensionable earnings above the maximum. 89.8% of employee contributions are used to fund basic benefits and 10.2% of employee contributions are allocated to funding indexing benefits. The Government funds 50% of the monthly pension retirement benefits paid to retirees. Indexing benefits are not guaranteed and are paid only to the extent that the indexing adjustment account in CSSF can finance one-half of the cost-of-living increases granted. The maximum annual adjustment is limited by legislation to two-thirds of the increase in the Consumer Price Index for Canada.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

B.	Teachers’ Pension Plan

The Teachers’ Pensions Act (TPA) established a defined benefit plan to provide pension benefits to teachers who have taught in public schools in Manitoba.

The lifetime pension calculation is generally based upon 2% of a member’s average salary of the best five of the final 12 years of service (best seven prior to July 1, 1980) multiplied by pensionable service, minus the years of service multiplied by 0.6% of the annual salary up to the yearly maximum pensionable earnings. The pension amount is subject to a maximum of 70% of the average annual salary used above.

The TPA requires that teachers contribute 6.8% of pensionable earnings up to the CPP maximum earnings, and 8.4% of pensionable earnings above the maximum. Commencing September 1, 2012 teacher contributions will be increasing at .5% per year until September 1, 2015. At that time the TPA will require teachers to contribute 8.8% of pensionable earnings up to the CPP maximum pensionable earnings and 10.4% of pensionable earnings above the maximum. 83.3% of teacher’s contributions are used to fund basic benefits and 16.7% of teachers contributions are allocated for funding indexing benefits. The Government funds 50% of the monthly pension retirement benefits paid to retirees.

Indexing benefits are not guaranteed and are paid only to the extent that the indexing adjustment account in Teachers’ Retirement Allowances Fund can finance one half of the cost-of-living increases granted. The maximum annual adjustment is limited by legislation to two-thirds of the increase in the Consumer Price Index for Canada.

C.	Other Government Plans

(i)	Members of the Legislative Assembly Plan

The pension plan for Members of the Legislative Assembly (MLAs) is established and governed by The Legislative Assembly Act (LAA).

For MLAs elected prior to the dissolution of the Assembly of the 35th Legislature, the LAA provides for defined pension benefits based on years of service to April 1995. The calculation for defined pension benefits is equal to 3% of the average annual indemnities for the last five years served as a member or all the years served; if less than five, multiplied by the number of years of pensionable service up to April 1995. These entitlements are fully indexed to cost of living increases.

For those MLA’s elected after the 35th Legislature in April 1995, the LAA provides for matching contributions. Under the matching contributions provisions, MLAs may contribute up to 7% of their remuneration toward a Registered Retirement Savings Plan (RRSP) of their choice. The Government matches the member’s contributions on a current basis; consequently, there is no liability for past service benefits under this component of the plan. In the event that a member withdraws money from the RRSP, while an active member of the Legislative Assembly, the Government’s contribution would be refundable back to the Government.

(ii)	Legislative Assembly Pension Plan

The Members’ Retirement Benefits Regulation of The Legislative Assembly Act established a defined benefit plan, effective April 1, 2004 that provides pension benefits to eligible MLAs who elect to participate in the plan.

The pension benefits accumulate up to a maximum period of 35 years at 2% per year of pensionable service based upon the average of the best five-year annual th salaries, reduced by an amount equal to 0.25% times the number of months before the member’s 60th birthday that the first pension payment is made. These entitlements are indexed to 2/3 of cost of living increases.

Active members must contribute 7% of their earned salary to the plan. The Government makes contributions as necessary to ensure the pension fund has sufficient assets to cover the monthly pension payments to retirees as well as ensuring there are sufficient funds to cover any of the plans liabilities. Any surplus of plan assets over the pension obligation can be used by the Government to reduce future contributions.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

(iii)	Judges’ Supplemental Pension Plan

Manitoba Provincial Court Judges and Masters are members of the Civil Service Superannuation Plan; however, they also receive enhanced pension benefits under the Manitoba Provincial Court Judges and Masters’ Supplemental Pension Plan. These supplemental pension benefits for judges are the difference between the total pension benefits for judges, including the amendments introduced by Judicial Compensation Committees, and the formula pension available under The Civil Service Superannuation Act (CSSA) as described above in Note 5A.

The supplemental pension is generally based upon an accrual rate of 3% for each year of service, as a judge, up to a maximum of 23.5 years, reduced by the pension provided under the CSSA. The combined total of the Judges’ Supplemental Pension and Civil Service Superannuation Pension is subject to a maximum of 70% of earnings. These enhanced benefits are entirely funded by the Government.

(iv)	Winnipeg Child and Family Services Employee Benefits Retirement Plan

Established effective December 29, 2003, the Winnipeg Child and Family Services Employee Benefits Retirement Plan (WCFSP) applies to employees of the former Winnipeg Child and Family Services Agency, who transferred to the Department of Family Services and Labour.

The lifetime pension calculation equals 2% of the member’s highest average pensionable earnings in any three non-overlapping periods of 12 consecutive months, less 0.6% of the average CPP earnings for the same period multiplied by years of pensionable service. Indexing payments are subject to approval by the Trustees, subject to increases in the Consumer Price Index.

Members are required to contribute 4.5% of pensionable earnings up to the CPP maximum and 6% on pensionable earnings over the maximum. Any surplus of plan assets over the pension obligation can be used by the Government to reduce future contributions.

D.	Other Pension Plans

(a)	Post-Secondary

(i)	University of Manitoba Pension Plan

The University of Manitoba administers The University of Manitoba Pension Plan (1970), The University of Manitoba Pension Plan (1993), and The University of Manitoba GFT Pension Plan (1986). These are trusteed pension plans. The Trustees are responsible for the custody of the plans’ assets and issuance of annual financial statements. The December 2009 funding valuation indicated that the University of Manitoba Pension Plan (1993) was in a funding deficiency position which the University is funding over fifteen years at an annual additional payment of $4 million. In addition the Plan was amended effective January 1, 2011 to provide for increases in employee and employer of .5% effective January 1, 2011, .5% effective January 1, 2012 and 1.0% effective January 1, 2013.

University of Manitoba Pension Plan (1993) is a money purchase plan with a defined benefit minimum. The funding for the plan requires a matching contribution from the University and the employees. The plan is not indexed. Retirement benefit is calculated by using the greater of the two methods: Formula and Plan Annuity. For each year of pensionable service, Formula benefit equals 2.0% of the average best five year salary, less 0.7% of the average best five year salary under the YMPE in the year of retirement, to a maximum of 1/9 of the Pension Plans money purchase limit. The benefit is reduced by 1/4% for each month between the actual pension commencement date and the age of 65. Plan Annuity benefit is based on contribution account balance, age of the retirement, and the annuity factor determined by the plan actuary.

The University of Manitoba Pension Plan (1970) operates as a defined contribution or money purchase arrangement for service since 2003. Certain members retain an entitlement to a hybrid formula for the service prior to 2003, similar to the 1993 Plan.

The University of Manitoba GFT Pension Plan (1986) is a defined contribution pension plan; therefore there is no requirement for an actuarial valuation of this plan.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

(ii)	University of Winnipeg Pension Plan

The University of Winnipeg administers the University of Winnipeg Pension Plan (UWPP), which is comprised of a defined benefit segment and a defined contribution segment. The assets of the Plan are held in trust by independent custodians.

The UWPP was established as a contributory defined benefit pension plan at September 1, 1972 and covers all eligible employees of the University, except those who are members of the United Church of Canada Pension Plan. The funding for the plan requires a matching contribution from the University and the employees. Annual pension equals 2.0% of the final five year average earnings multiplied by the years of pensionable service, less 0.6% of CPP average earnings for each year of pensionable service. The pension benefit is subject to a plan benefit maximum limit of $1,722.22 per year of pensionable service. At December 2010 the Plan had a going-concern deficiency of $25 million which the University is addressing by making annual deficiency payments of $3 million until the deficiency is eliminated.

Since December 31, 2000, when the defined contribution segment of the Plan was introduced, approximately one-quarter of the eligible members converted to that plan. The obligation for pension benefits under the defined contribution segment of the Plan will always be equal to net assets in each member’s account. Therefore, no surplus or deficiency arises from fluctuations in the investment market.

(iii)	Brandon University Retirement Plan

Brandon University administers the Brandon University Retirement Plan, which is a trusteed pension plan. The Trustees are responsible for the custody of the Plan’s assets and issuance of annual financial statements.

The Brandon University Retirement Plan is a final average contributory defined benefit pension plan established April 1, 1974 for the benefit of the employees of Brandon University. The funding for the plan requires a matching contribution from the University and the employees.

Annual pension equals 2.0% of the final five year average earnings multiplied by the years of pensionable service, less 0.6% of CPP average earnings for each year of pensionable service. The pension benefit is subject to a plan benefit maximum limit of $1,722.22 per year of pensionable service for members retired on or before April 1, 2009, and $1,975.00 for those retiring after that date.

(b)	Public School Divisions

(i)	The Winnipeg School Division Pension Fund for Employees Other Than Teachers

The Winnipeg School Division Pension Fund for Employees Other Than Teachers is a defined benefit pension plan for employees that meet specified employment conditions. The fund was created by By-law 196 of the Winnipeg School Division (replaced by By-law 1017 on January 1, 1992) and is subject to the applicable regulations.

The pension calculation is based on an amount equal to 1.6% of a member’s average pensionable salary and 2.0% of a member’s average salary over the pensionable salary, multiplied by a member’s years of pensionable service. The average salary is determined by averaging the best five years of employment salary in the last twelve years of service.

Employee contributions equal 6.5% of pensionable salary and 7.8% of the earnings in excess of pensionable salary up to the yearly maximum pensionable earnings, effective January 1, 2008. The percentages changed to 7.0% and 8.2% respectively, effective January 1, 2009. The Winnipeg School Division matches employee contributions and pays an additional 27.4% of employee contributions less the amount needed to finance the Disability Income Plan benefits (approximately 10%). As a result, employer contributions equal approximately 117.4% of employee contributions.

(ii)	Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division

The St. James-Assiniboia School Division Retirement Plan for Non-teaching Employees is a defined

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

benefit pension plan that was established on January 1, 1978 and is subject to the applicable regulations.

The pension calculation is based on an amount equal to 1.4% of a member’s average employment earnings below CPP earnings and 2.0% of a member’s employment earnings in excess of the CPP earnings, multiplied by a member’s years of contributory service. The average employment earnings are determined by averaging the best six years of employment earnings in the last 12 years of service.

Employee contributions equal 5.7% of CPP earnings and 7.3% of the employment earnings in excess of CPP earnings. The St. James-Assiniboia School Division matches employee contributions.

(iii)	Retirement Plan for Employees of Frontier School Division

The Frontier School Division Retirement Plan is a defined benefit pension plan for non-teaching employees.

The pension benefit is based on an amount equal to 2.0% of a member’s best average earnings, multiplied by a member’s years of credited service. The average employment earnings are determined by averaging the best five years of employment earnings in the last ten years of service.

Employee contributions equal 6.0% of CPP earnings, with the Frontier School Division matching employee contributions. The Frontier School Division is responsible for the balance of the pension cost, of which a portion can be financed by an allocation from pension surplus.

E.	Government Business Enterprises

Manitoba Hydro-Electric Board, Manitoba Liquor Control Commission, Manitoba Public Insurance Corporation and Manitoba Lotteries Corporation are members of the CSSF. The net pension liabilities for these GBEs are disclosed in Schedule 3.

6.	CONTINGENCIES

A.	Contingent Liabilities

i)	Legal Actions

The Government has been named in various legal actions. No provision has been made at March 31, 2012 in the accounts where the final results are uncertain.

ii)	Northern Development Projects

The Government is contingently liable for legal claims associated with past Manitoba Hydro-Electric Board (Hydro) related northern development projects. The outcome of these claims is not determinable at this time.

Hydro is party to an agreement dated December 16, 1977, with Canada, the Province of Manitoba and the Northern Flood Committee Inc., representing the five First Nations in the communities of Cross Lake, Nelson House, Norway House, Split Lake and York Landing. This agreement, in part, provides for compensation and remedial measures necessary to ameliorate the impacts of the Churchill River diversion and the Lake Winnipeg Regulation projects.

In recognition of all anticipated payments, Hydro has recorded a total liability of $251 million (2011 - $185 million). Reassessments of these liabilities will be made as settlements are achieved. There are other mitigation issues, the outcomes of which are not determinable at this time.

iii)	Canadian Blood Services

The majority of provincial and territorial governments of Canada, including Manitoba, are members of, and provide funding to, Canadian Blood Services, which operates the Canadian blood system. The March 31,

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

2012 audited financial statements of Canadian Blood Services indicate that a wholly owned subsidiary, CBS Insurance Company Limited, provides for the contingent liabilities for risks related to operations of the blood system. The actuarially determined provisions for future insurance claims, reported and unreported, related to insured events that occurred prior to March 31, 2012 is $250 million (2011 - $250 million). The related assets as at March 31, 2012 total $349 million (2011 - $333 million). The subsidiary also had a re-insurance contract for additional coverage of $750 million.

Based upon the above, the Government’s share of the provision for future claims as at March 31, 2012 is offset with designated assets, which at that point exceed the provision. In addition, there is re-insurance to cover an additional $750 million in claims of insured events occurring on or before March 31, 2012. The Government is not aware of any proceedings that could lead to a claim against it given the existing arrangement in place.

iv)	Treaty Land Entitlement Obligations

To meet the Government’s obligation under treaty land entitlement agreements, approximately 590,212 acres of provincial Crown lands have been transferred to the Government of Canada for First Nations. The Government’s obligations under the treaty land entitlement agreements require the setting aside of 1,426,454 acres of Crown lands and Other Lands (Acquisition). To date, approximately 980,845 acres of Crown lands have been selected by the Entitlement First Nations. The Crown lands will be transferred according to the Natural Resources Transfer Agreement, and the transfer will include mines and minerals and other interests normally reserved for the Government, under The Crown Land Act or any other statute.

v)	Credit Union Guarantees

The Deposit Guarantee Corporation of Manitoba has guaranteed $18.8 billion (2011 - $16.2 billion) in credit union deposits at the end of their current fiscal year. Based upon ongoing monitoring procedures, the Corporation has concluded that a provision for such contingencies does not need to be established at this time.

vi)	Environmental Issues

The Manitoba Hydro-Electric Board will incur future costs associated with the assessment and remediation of contaminated lands and for the phase-out and destruction of polychlorinated biphenyl contaminated mineral oil from electrical equipment. A reasonable estimate of the associated costs cannot be made at this time.

B.	Loan Guarantees

The Government has guaranteed the repayment of debt, promissory notes, bank loans, lines of credit, mortgages and securities held by others. Debt guaranteed by the Government is guaranteed, as to principal and interest, until the debt is matured or redeemed. The authorized limits and the outstanding guarantees are summarized as follows:

	Authorized	($ millions)
	Limit	2012	2011

Manitoba Business Start Program	5	4	2
Manitoba Agricultural Services Corporation (Note 6B.a)	—	82	90
Manitoba Student Aid Program (Note 6B.b)	20	1	1
Manitoba Housing and Renewal Corporation (Note 6B.c)	—	14	4
Multi-Material Stewardship Manitoba Inc.	1	—	—
Rural Municipality of Richot	1	—	—

		101	97
Manitoba Grow Bonds		3	3

Total guarantees outstanding		104	100

A provision for future losses on guarantees in the amount of $19 million (2011 - $21 million) has been recorded in the accounts. The provisions for losses on guaranteed loans are determined by a review of

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

individual guarantees. The provision represents the best estimate of probable claims against the guarantees. Where circumstances indicate the likelihood of claims arising, provisions are established for those loan guarantees.

Manitoba HydroBonds Guarantees

Outstanding Manitoba HydroBonds as at March 31, 2012 totalled $330 million (2011 - $241 million). These bonds carry fixed and variable coupon rates that range from 1.75% to 9.38%. Manitoba HydroBonds are redeemable at the option of the holder. The Government guarantees $254 million (2011 - $163 million) of these outstanding bonds.

Note 6B.a) Manitoba Agricultural Services Corporation

The Manitoba Agricultural Services Corporation has guaranteed loans under the following programs:

Program	General Terms and Conditions

Operating Credit Guarantee	Each participating lending institution is guaranteed 25% of the respective value of loans made under this program.

Manitoba Livestock Associations Loan Guarantees	Each association is guaranteed 25% of the loan to a maximum guarantee of $5 million.

Diversification Loan Guarantee Program	Each participating lender is guaranteed 25% of the loan made for the diversification or farm value-added activities, to a maximum individual guaranteed loan allowable of $3 million.

Enhanced Diversification Loan Guarantee Program	Guarantees are based on 25% of the original principal amount of each individual loan, with no maximum loan amount.

Rural Entrepreneur Assistance (REA) Program	Each participating lender is guaranteed up to 80% of the loan made to small rural non-agricultural business to a maximum guarantee of $0.2 million.

Note 6B.b) Manitoba Student Aid Program

The Government guarantees three types of student loans, issued in the past 19 years, as follows:

Loan type	Nature of loan

Guaranteed loans	Issued by the Canadian Imperial Bank of Commerce (CIBC) from April 1, 1993 to December 31, 1994. These loans are fully guaranteed, if the loan is deemed to be in default.

Limited risk loans	Issued by the CIBC from January 2, 1995 to December 31, 1997 and issued by the Royal Bank from June 2, 1997 to July 31, 2000. The Government only guarantees those loans in default that have been issued to credit abusers, insolvent creditors and minors.

Non-risk loans	Issued by the Royal Bank from August 1, 2000 to July 31, 2001. The Government has agreed to guarantee and purchase any loan deemed to be in default.

Note 6B.c) Manitoba Housing and Renewal Corporation

The Government has guaranteed the repayment of mortgages and has issued letters of credit which guarantee the terms and conditions of land development agreements and construction contracts.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

7.	CONTRACTUAL OBLIGATIONS

The Government has entered into a number of multi-year contracts and agreements for the delivery of services and the acquisition or construction of assets. These contractual obligations will become liabilities in the future when the terms of the contracts are met. The following represents the amounts required to satisfy the contractual obligations, by the year that it is anticipated that the terms of the contract will be met, as at March 31:

($ millions)	2013	2014	2015	2016	2017	2018	Total
						and
						beyond
Government departments, Crowns and Special Funds	503	142	98	78	65	204	1,090
Government Business Enterprises	812	7	6	6	5	36	872

Total	1,315	149	104	84	70	240	1,962

Manitoba Hydro Commitments

Manitoba Hydro-Electric Board (Hydro) purchased the net assets of Winnipeg Hydro from the City of Winnipeg in 2002. Winnipeg Hydro was an electric utility with 94,000 customers and annual revenues of $125 million. The purchase consideration principally consisted of annual payments by Hydro to the City of Winnipeg of $25 million in years 2002 to 2006, $20 million per annum in years 2007 to 2011, and $16 million per annum in year 2012 and each year thereafter. The net assets and related financing obligations are reflected in Hydro’s financial statements.

Hydro has energy purchase commitments of $1,651 million (2011 - $1,562 million) that relate to future purchases of wind, natural gas (including transportation and storage contracts), coal and electricity. Commitments are primarily for wind, which expire in 2038, and natural gas purchases, which expire in 2013.

Stadium Loan

BBB Stadium Inc. is a non-profit corporation established to develop, own and operate a stadium as a venue for professional and university football and community athletics. The sole members of BBB Stadium Inc. are the City of Winnipeg, the University of Manitoba and the Winnipeg Football Club. Activities of BBB Stadium Inc. are managed by the directors comprised of the University of Manitoba, the City of Winnipeg, the Province of Manitoba and the Winnipeg Football Club. The University of Manitoba has an economic interest in BBB Stadium Inc. related to the use of the stadium for university football games and events at no charge.

The Government has committed up to $160 million as a loan to the University of Manitoba, and the University of Manitoba has committed to loan $160 million to BBB Stadium Inc. As at March 31, 2012, $128 million (2011 - $24 million) of the committed loan had been advanced to BBB Stadium Inc.

8.	DEBT SERVICING

Debt servicing costs of $815 million (2011 - $773 million) are net of interest recoveries from GBEs of $494 million (2011 - $468 million) and include $42 million (2011 - $32 million) representing interest expense of Crown organizations. GBEs debt servicing costs of $430 million (2011 - $433 million) are reported in Schedule 3.

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PUBLIC ACCOUNTS 2011/12

9.	ADJUSTMENTS TO ACCUMULATED DEFICIT

In the March 31, 2012 fiscal year, restatements of the March 31, 2011 accumulated deficit and net income for the year were made in compliance with the Government’s accounting policies or for the correction of errors.

A.	First Time Adoption of IFRS

The CICA’s Accounting Standards Board has announced that effective January 1, 2011 Canadian publicly accountable enterprises will adopt International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board. GBEs, with the exception of rate regulated entities, as noted in Note 1C, are required to adopt IFRS for their financial reporting. This has resulted in an increase in the opening accumulated deficit and net debt of $30 million (2011 - $18 million).

B.	Inclusion of New Entities into the Government Reporting Entity

Adjustments were made to the opening accumulated deficit for the March 31, 2011 fiscal year to account for the addition of additional entities identified through a review of existing entities and the application of public sector accounting standards. The entities included the Deposit Guarantee Corporation of Manitoba which has been classified as a government business enterprise. This has resulted in a decrease in the opening accumulated deficit and net debt of $164 million (2011 - $147 million decrease).

C.	Correction of Accrued Sick Pay Benefit liabilities

During the previous year, it was noted that a liability for accrued sick pay benefit obligations was not reported on the summary financial statements in accordance with public sector accounting standards. Under public sector accounting standards, liabilities are to be reported when there is an appropriate basis of measurement of the value of the liability. This was accomplished during the current fiscal year. The correction of this misstatement has resulted in an increase to the opening accumulated deficit and net debt of $62 million (2011 - $62 million increase).

D.	Correction of Healthcare liabilities

During the year, it was noted that a liability for healthcare related expenses was overstated resulting in a duplication of certain expenditures. The correction of this misstatement has resulted in a decrease to the opening accumulated deficit and net debt of $133 million (2011 - $63 million).

E.	Correction of Pension liability

When certain funded pensions are in a surplus position and the government does not have access to the use of the surpluses a surplus adjustment or allowance is required correctly reflect the government’s overall pension obligation. During the year it was noted that the surplus adjustments that were recorded in previous years were incorrectly calculated and had been overstated. The correction of this misstatement has resulted in a decrease to the opening accumulated deficit and net debt of $41 million (2011 - $32 million) and an increase in the 2011 income of $9 million.

F.	Other

During the year, the Government identified and corrected errors related to the valuation of certain accounts payable and the duplication of expenditures recognized in previous years. This correction resulted in an increase in opening financial assets of $55 million, a decrease in opening tangible capital assets of $46 million, a decrease in opening accumulated deficit of $10 million (2011 - $2 million) and net debt of $56 million (2011 - $31 million) and an increase of 2011 income of $8 million.

During the year a correction was made to reduce deferred revenue for income earned in a previous year. This correction resulted in a decrease in opening accounts payable of $10 million, a decrease in opening accumulated deficit and net debt of $10 million (2011 - $10 million) and no change to the 2011 income.

As a result of the above noted changes, the opening net debt has decreased by $312 million (2011 - $203 million) from the previously reported balances of $12,837 million (2011 - $11,810 million). In addition, the combined effect of the above changes has increased 2011 financial assets by $219 million, decreased 2011 non-

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PUBLIC ACCOUNTS 2011/12

financial assets by $46 million and decreased 2011 financial liabilities by $93 million.

10.	AMOUNTS DUE TO THE GOVERNMENT OF CANADA

The March 31, 2003 financial statements disclosed that the net impact of the federal settlement related to the Federal accounting error for the period of 1997 to 1999 was a $91 million loan payable owing to the Government over a ten-year period commencing in 2004/05. As at March 31, 2012, this loan payable has been reduced to $18 million (2011 - $27 million).

To offset negative adjustments to the 2004 Equalization payments, the Government of Canada provided a loan payable to the Government of $38 million repayable over a ten-year period, commencing in April 2006. As at March 31, 2012, this loan payable had been reduced to $15 million (2011 - $19 million). Similarly, to offset negative adjustments to the 2004 Canada Health and Social Transfer (CHST) entitlements, the Government of Canada provided a loan payable to the Government of $9 million repayable over a ten-year period, commencing in April 2006. As at March 31, 2012 this loan payable had been reduced to $4 million (2011 - $4 million). These loans are non-interest bearing.

Through the Manitoba Opportunities Fund Ltd., the Government holds and invests deposits made through the Federal Department of Citizenship and Immigration, Canada’s Immigrant Investor Program. As at March 31, 2012, the Government has loans payable of $299 million (2011 - $267 million) to be repaid to the Government of Canada five years after receipt. The Government is charged an administrative fee for each loan.

11.	AMOUNTS HELD IN TRUST

Amounts held in trust are assets over which the Manitoba Legislature has no power of appropriation. The amounts are not included in the summary financial statements because the Government has no equity in the amounts and administers them according to trust or other agreed-upon arrangements. As at March 31, 2012 amounts held in trust were as follows:

	($ millions)
	2012	2011

Fiduciary Trusts	593	538
Custodial Trusts	111	114

	704	652

Fiduciary Trusts

The Government holds certain interest bearing deposits as fiduciary trusts. These deposits are pooled with the Government’s investments in order to earn a market rate of interest.

Custodial Trusts

The Government holds custodial trust funds in the form of bonds and other securities.

12.	RISK MANAGEMENT AND THE USE OF DERIVATIVE FINANCIAL INSTRUMENTS

Borrowings in both Canadian and foreign financial markets result in exposure to risks, which include foreign exchange risk, interest rate risk, credit risk and liquidity risk.

The Government employs various risk management strategies and operates within fixed risk exposure limits to ensure exposure to risk is managed in a prudent and cost effective manner. A variety of strategies are used, including the use of derivative financial instruments (derivatives).

Derivatives are financial contracts, the value of which is derived from underlying instruments. The Government uses derivatives to hedge and to mitigate foreign exchange risk and interest rate risk. The Government does not use derivatives for speculative purposes.

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PUBLIC ACCOUNTS 2011/12

Foreign exchange risk

Foreign exchange risk is the risk that the cash flows needed to repay the interest and principal on loans in foreign currencies will vary due to fluctuations in foreign exchange rates.

To manage this risk, the Government uses derivative contracts, including foreign exchange forward contracts as well as swaps, to convert foreign currency principal and interest cash flows into Canadian dollar denominated cash flows. The current portfolio of foreign debt is fully hedged through the use of derivatives and U.S. dollar sinking funds, except for the impact of the unamortized foreign exchange fluctuation account of $44 million (2011 - $50 million). This account is fixed with no sensitivity to future foreign exchange rates.

Derivative contracts hedge the underlying debt by matching the critical terms to achieve effectiveness. The current policy has hedged the foreign currency debt principal and interest payments through the use of derivatives in relation to general purpose debt.

Manitoba Hydro-Electric Board (Hydro) has exposure to U.S. dollar foreign exchange fluctuations primarily through the sale and purchase of electricity and fuel in the U.S. This exposure is managed through a long-term natural hedge between U.S. dollar cash inflows from export revenues and U.S. dollar cash outflows for long-term debt coupon and principal payments and thermal fuel purchases. For its U.S. debt retirement purposes, Hydro has a hedging relationship between U.S. dollar long-term debt balances and U.S. sinking funds. As a means to bridge temporary timing differences between inflows and outflows to future years’ U.S. dollar requirements, Hydro also utilizes derivative foreign exchange forward contracts as required.

Interest rate risk

Interest rate risk is the risk that debt servicing costs will vary unfavourably according to interest rate fluctuations.

To reduce its exposure to interest rate risk, the Government uses derivatives to manage the fixed and floating interest rate mix of its debt portfolio.

After taking into account derivatives used to manage interest rate risk, investments held as sinking funds and eliminating debt incurred on behalf of Manitoba Hydro-Electric Board, the structure of the core debt as at March 31, 2012 was 90% at fixed rates and 10% at floating rates (2011 - 90% at fixed rates and 10% at floating rates). A one percent (100 basis points) movement in interest rates on the 10% floating rate core debt for an entire year would increase/decrease debt servicing costs, net of recoveries, by $18 million (2011 - $16 million).

Credit risk

Credit risk is the risk that a counterparty will default on its contractual obligations.

The Government manages its credit risk exposure from derivatives by, among other activities, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. In addition, the Government enters into contractual agreements (“master agreements”) with all of its counterparties. As at March 31, 2012 the Government has a gross credit risk exposure related to derivatives of $105 million (2011 - $138 million).

Liquidity risk

Liquidity risk is the risk that the Government will not be able to meet its financial commitments over the short term.

To reduce liquidity risk, the Government maintains liquid reserves (i.e. cash and cash equivalents) at levels that will meet future cash requirements and will give the Government flexibility in the timing of issuing debt. In addition, the Government has short-term note programs, bank lines and sinking funds as alternative sources of liquidity. This risk is also managed by distributing debt maturities over many years.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

Derivative portfolio

The following table presents the fair value of derivative financial instruments with contractual or notional principal amounts outstanding at March 31:

		($ millions)
	2012		2011
	Notional Value	Fair Value	Notional Value	Fair Value
Interest rate and cross currency swaps	35,965	(1,121)	32,157	(593)

Notional amounts of derivatives contracts represent the contractual amounts to which a rate or price applied for computing the cash flows to be exchanged. The notional amounts are used to determine the gains/losses and fair value of the contracts and are generally a measure of the exposure to the asset class to which the contract relates. They are not recorded as assets or liabilities on the statement of financial position. Notional amounts do not represent the potential gain or loss associated with the market risk or credit risk associated with the derivative contract.

Fair values of the swap agreements are the estimated amount that the Government would receive or pay, based on market factors, if the agreements were terminated on March 31. They are established by discounting the expected cash flows of the swap agreements using year-end market interest and exchange rates. A positive (negative) fair value indicates that the government would receive (make) a payment if the agreements were terminated.

13.	SIGNIFICANT TRANSACTIONS WITH GOVERNMENT BUSINESS ENTERPRISES

Transactions with GBEs are not eliminated for purposes of summary reporting because they are reported in these summary financial statements using the modified equity method of accounting. These financial statements include the following transactions between the Government and GBEs:

A.	Accounts Receivable

Amounts receivable includes receivables from GBEs as reported in Schedule 1 to the Summary financial statements. Loans and advances to GBEs are reflected in Schedule 2 to the Summary financial statements.

B.	Borrowings

Borrowings include $508 million (2011 - $475 million) owed to Manitoba Public Insurance Corporation (MPIC) relating to the capital financing of school board and health care facilities. Borrowings also include debt in the amount of $233 million (2011- $289 million) and $40 million (2011 - $40 million) owed to MPIC and Manitoba Hydro-Electric Board respectively, related to the financing of other Government programs.

These borrowings are repayable over a term from 2012 to 2042 at varying interest rates ranging from 1.28% to 10.75%.

C.	Water Power Rentals

Water power rental fees charged to the Manitoba Hydro-Electric Board (Hydro), in the amount of $111 million (2011 - $114 million), are included in the Consolidated Statement of Revenue and Expense under the fees and other revenue category. Water power rental rates are authorized by Regulation 25/88 and 197/2001 under The Water Power Act. Rentals are paid to the Government for the use of water resources in the operation of Hydro’s hydroelectric generating stations.

D.	Fees and Government Guarantees

The Manitoba Hydro-Electric Board (Hydro) remitted $85 million (2011 - $80 million) to the Government based on the Hydro debt that is guaranteed by the Government. The fees are included in the Consolidated Statement of Revenue and Expense under the sinking funds and other investment earnings category.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

E.	Driver Licensing Operations

The Government, by agreement, paid $28 million (2011 - $21 million) to Manitoba Public Insurance Corporation (MPIC) for the management and administration of driver licensing. MPIC, on behalf of the Government, collected driver licensing fees totalling $23 million (2011 - $21 million) and motor vehicle registration fees totalling $137 million (2011 - $131 million).

The fees received by the Government are included in the Consolidated Statement of Revenue and Expense under the fees and other revenue category.

F.	Other Revenue

Under The Workplace Safety and Health Act of Manitoba, the Workers Compensation Board supports the administrative expenses incurred by the Government’s Department of Labour and Immigration for the Workplace Safety and Health program and the Worker Advisor Office. The amount for the year ended March 31, 2012 was $9 million (2011 - $9 million).

The Manitoba Lotteries Corporation provided $4 million in funding for the year ended March 31, 2012 (2011 - $4 million) to the Addictions Foundation of Manitoba for problem gambling services programs.

Manitoba Hydro-Electric Board paid Corporation Capital Tax of $51 million for the year ended March 31, 2012 (2011 - $51 million).

These amounts received by the Government are included in the Statement of Revenue and Expense under the fees and other revenue and other taxes categories.

14.	EXPENSES IN EXCESS OF LEGISLATIVE AUTHORITY

In addition to producing a summary budget as presented on the summary financial statements, Consolidated Statement of Revenue and Expense, the Government continues to provide budget estimates for the Core Government revenue and expenses. PSAB accounting standards recommend disclosure of information where a government has exceeded its revenue, borrowing, investing, expense or expenditure authority limits. The budget estimate presented on the Consolidated Statement of Revenue and Expense, exclude $929 million in supplemental estimates and special warrants related to the Core Government. The original budget estimate amounts plus the $929 million in supplemental estimates and special warrants becomes the revised estimates, against which expenses in excess of legislative authority are determined.

Based upon the revised estimates, the following voted appropriations were over-expended as a result of adjustments made after March 31, 2012:

($ millions)
Education
Education and School Tax Credits	21
Finance
Net Tax Credit Payments	5
Infrastructure and Transportation
Water Stewardship Initiatives	1
Innovation, Energy and Mines
Mineral Resources	22
Justice
Corrections	1
Local Government
Financial Assistance to Communities	1

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

15.	SUBSEQUENT EVENT

Included in Budget 2012 was the proposal to reduce the number of Regional health Authorities through amalgamation. On May 20, 2012, a regulation was registered in respect to the Regional Health Authorities Act stating that the following amalgamations were to occur;

New Authority	Amalgamated Entities

Interlake-Eastern Regional Health Authority	Interlake Regional Health Authority Inc. North Eastman Health Association Inc.
Northern Regional Health Authority	Burntwood Regional Health Authority Inc. Nor-Man Regional Health Authority Inc.
Southern Regional Health Authority	Regional Health Authority - Central Manitoba Inc. South Eastman Health/Santé Sud-Est Inc.
Western Regional Health Authority	Assiniboine Regional health Authority Brandon Regional Health Authority Parkland Regional Health Authority Inc.
Winnipeg Regional Health Authority	Churchill Regional Health Authority Inc. Winnipeg Regional Health Authority

The health care services previously provided by the amalgamated entities will be carried on by the new Regional Health Authorities.

Budget 2012 also announced that the Manitoba Liquor Control Commission (MLCC) and Manitoba Lotteries Corporation (MLC) would be merged into a single entity. Both MLCC and MLC operate under a separate Act and will continue to function as a separate legal entity until they are combined under common legislation, which is anticipated to occur in 2013.

16.	COMPARATIVE FIGURES

Certain 2011 financial statement figures have been reclassified to be consistent with the 2012 presentation.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

SCHEDULE 1

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF AMOUNTS RECEIVABLE

As at March 31, 2012

	($ millions)
	2012	2011

TAXATION REVENUE:
Corporation capital tax	3	—
Gasoline tax	—	13
Levy for health and education	37	37
Individual income tax	173	165
Insurance corporations tax	20	16
Motive fuel tax	23	10
Oil and natural gas tax	1	4
Retail sales tax	167	163
Tobacco tax	30	25

	454	433

GOVERNMENT OF CANADA AND OTHER GOVERNMENTS:
Municipal corporations	214	209
Government of Canada shared cost programs/agreements	592	256
Other	54	46

	860	511

INTEREST:
Sinking fund	15	16
Other investments	3	5

	18	21

OTHER:
Health and social services	123	121
Manitoba Hydro-Electric Board	9	15
Manitoba Liquor Control Commission	39	39
Manitoba Lotteries Corporation	19	19
Sundry departmental revenue	177	111
Other	184	185

	551	490

	1,883	1,455

Less: Allowances	206	114

Total Amounts Receivable	1,677	1,341

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

SCHEDULE 2

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF LOANS AND ADVANCES

As at March 31, 2012

	($ millions)
	2012	2011

GOVERNMENT BUSINESS ENTERPRISES:
Manitoba Hydro-Electric Board	9,095	8,467
Manitoba Lotteries Corporation	177	152

	9,272	8,619
Less: Debt incurred for and repayable by the Manitoba Hydro-Electric Board	9,095	8,467

	177	152

OTHER:
Loans and mortgages - Note a	746	634
Assiniboine Park Conservancy - Note b	3	—
Manitoba Potash Corporation - Note c	4	4
Manitoba student loans - Note d	65	53
Family services agencies - Note e	29	26
Rural Economic Development Initiatives program - Note f	3	3
Other	1	1

	851	721

TOTAL LOANS AND ADVANCES	1,028	873
Less: Valuation allowance	73	71

NET LOANS AND ADVANCES	955	802

The government business enterprises loans and advances portfolio is due in varying annual amounts to the year 2063, bearing interest at either:

i)	fixed with rates ranging from 2.375% to 10.50%; or

ii)	floating Canadian - Bankers Acceptance (BA) setting, established monthly or quarterly, with the 1 month BA rate at 1.20000 and 3 month BA rate at 1.27714 as at March 31, 2012.

Note a

Agricultural direct lending and special assistance program mortgages, due in varying annual amounts to the year 2037, bearing interest rates ranging from 2.7% to 11.5%.	347	339
Housing direct lending and special assistance program mortgages, due in varying annual amounts to the year 2035, bearing interest rates ranging from 0.0% to 14.25%.	127	132
Business development assistance loans, due in varying annual amounts to the year 2040, bearing interest rates ranging from 0.0% to 7.375%.	246	136
Northern business development and fishing industry assistance loans, due in varying annual amounts to the year 2021, bearing interest rates ranging from 4.25% to 6.6%.	26	27

	746	634

Note b -	Assiniboine Park Conservancy loans - repayable on or before December 31, 2013, bearing interest of prime plus 0.25%.
Note c -	Advances, repayable on the Corporation generating revenue or the sale of the Province’s interest, bearing interest at prime less 0.75%.
Note d -	Student loans, payment and interest free until 6 months past the completion of studies, due 114 to 174 months after that time, carrying interest at prime plus 1.5%.
Note e -	Advances to provide family services agencies with advances prepayment of fee for service charges, to be repaid when no longer required, bearing no interest.
Note f -	Community Works Program loans, repayable at the end of the 5 to 10 year term, bearing interest at 6.32%.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

SCHEDULE 3

SUMMARY FINANCIAL STATEMENTS

GOVERNMENT BUSINESS ENTERPRISES

SCHEDULE OF CONSOLIDATED OPERATING RESULTS AND FINANCIAL POSITION

For the Year Ended March 31, 2012

($ millions)

				TOTAL	TOTAL
CHANGES IN EQUITY	UTILITY	INSURANCE	FINANCE	2012	2011
Results from Operations
Revenues from operations	1,902	1,412	1,449	4,763	4,867

Expenses: From operations	1,418	1,352	850	3,620	3,627
Debt servicing	423	—	7	430	433

Total expenses	1,841	1,352	857	4,050	4,060

Net income	61	60	592	713	807
Transfers to the Government	—	—	(592)	(592)	(582)

	61	60	—	121	225
Other Comprehensive Income (Loss)	(40)	(37)	—	(77)	142
Net assets acquired on amalgamation	—	8	—	8	—
Equity restatement on contributed surplus	—	—	(5)	(5)	—

Net increase in equity in government business enterprises	21	31	(5)	47	367

FINANCIAL POSITION
Assets:
Cash and temporary investments	50	148	41	239	185
Amounts receivable	332	341	38	711	769
Portfolio investments - Due from Government organizations	372	—	—	372	290
Due from others	—	3,370	—	3,370	3,567
Capital assets	11,479	144	222	11,845	11,010
Other assets	1,240	189	51	1,480	1,429

Total assets	13,473	4,192	352	18,017	17,250

Liabilities:
Accounts payable, accrued liabilities and deferred revenue	1,187	676	144	2,007	2,155
Long-term debt: Owing to Government organizations	9,095	—	177	9,272	8,620
Other borrowings, discounts and deferred transaction costs	287	5	—	292	185
Provision for future benefits: Pension obligations	127	260	22	409	366
Future cost of existing claims	—	2,416	4	2,420	2,354

Total liabilities	10,696	3,357	347	14,400	13,680

Equity in government business enterprises	2,777	835	5	3,617	3,570

For government business enterprises whose fiscal year end is prior to March 31, the amounts reflected are as at their fiscal year end.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

SUMMARY FINANCIAL STATEMENTS CONSOLIDATED STATEMENT OF BORROWINGS As at March 31, 2012 ($ millions)	SCHEDULE 4

Fiscal Year of Maturity	Bonds and Debentures		Canada Pension Plan	Loans and Mortgages	Promissory Notes and Treasury Bills	Totals
	Cdn	US	Cdn	Cdn	Cdn	2012	2011

2012	—	—	—	—	—	—	3,349
2013	2,101	—	73	72	1,435	3,681	2,104
2014	1,650	738	—	72	—	2,460	2,438
2015	2,345	100	—	66	—	2,511	1,792
2016	1,982	—	—	71	—	2,053	2,155
2017	2,028	500	—	55	—	2,583	1,278

2012-2017	10,106	1,338	73	336	1,435	13,288	13,116

2018-2022	5,537	699	15	—	—	6,251	4,794
2023-2032	2,289	—	—	210	—	2,499	2,510
2033-2064	6,084	—	404	—	—	6,488	5,096
2012-2043 Crown Organizations	505	—	—	266	—	771	757

2018-2064	14,415	699	419	476	—	16,009	13,157

Total borrowings	24,521	2,037	492	812	1,435	29,297	26,273

Reduced by:
Debt incurred for and repayable by The Manitoba Hydro-Electric Board						(9,095)	(8,467)
Unamortized debt issue costs						(54)	(38)
Unamortized foreign currency fluctuation						(44)	(50)
Unamortized gains and losses on derivative contracts						98	46
Province of Manitoba debt issues held as investments in sinking funds and cash and cash equivalents						(599)	(614)

						19,603	17,150

	March 31/12 Cdn $ Valuation (See Notes)	March 31/11 Cdn $ Valuation (See Notes)
Borrowings payable in:
Canadian dollars	22,410	20,101
Foreign issues hedged to Canadian dollars	4,850	4,288
U.S. dollars	1,699	1,555
Foreign issues hedged to U.S. dollars	338	329

Total borrowings	29,297	26,273

Note a:	The hedges are derivative contracts which include swaps and forward foreign exchange contracts.
Note b:	The Canadian dollar valuation is calculated using the foreign currency exchange rates in effect at each March 31 adjusted for any forward foreign exchange contracts entered into for settlement after year-end.
Note c:	Interest rates on these borrowings fall into one of three categories:

i)	Fixed with rates ranging from 1.54% to 10.68%.

ii)	Floating Canadian - Bankers Acceptance (BA) setting, established quarterly or monthly, with the lowest rate currently set at 1.027% and the highest set at 4.56% as at March 31, 2012.

iii)	Floating U.S. - U.S. Dollar London Interbank Offering Rate (LIBOR) setting, established quarterly, with the lowest rate currently set at 0.57% and the highest set at 0.87% as at March 31,2012.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

SCHEDULE 5

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF ACCOUNTS PAYABLE,

ACCRUED CHARGES, PROVISIONS AND UNEARNED REVENUE

As at March 31, 2012

	($ millions)
	2012	2011

Accounts payable	1,300	1,224

Accrued charges:
Interest accrued on borrowings	198	213
Canadian Agricultural Income Stabilization / AgriInvest	87	73
Compensation for Victims of Crime	22	23
Disaster assistance	211	28
Flood claims	16	17
Infrastructure works program	8	20
Long term disability income plan	21	20
Environmental liabilities	467	487
Salaries and benefits	691	667
Severance pay	367	342
Workers Compensation Board claims	25	25
Other	105	55

	2,218	1,970

Provision for future losses on guarantees (Note 6)	19	21

Unearned Revenue:
Deferred contributions related to future expense	42	32
Government of Canada - Advances re: shared-cost programs not yet claimed	100	100
Research and Special Funds	88	104
Tuition and education fees	32	28
Vehicle registration	62	59
Other	41	37

	365	360

Total Accounts Payable, Accrued Charges, Provisions and Unearned Revenue	3,902	3,575

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

SUMMARY FINANCIAL STATEMENTS CONSOLIDATED STATEMENT OF PENSION LIABILITY As at March 31, 2012	SCHEDULE 6

	Civil Service	Teachers’	Post- Secondary	Public School		($ millions)
	Superannuation Plan	Pension Plan	Education Plans	Division Plans	Other Plans	Total 2012	Total 2011
			(Note A)	(Note A)	(Note A)

ACCRUED BENEFIT OBLIGATION
Obligation at beginning of year	2,372	2,982	1,293	374	97	7,118	6,625
Current service costs	63	74	48	16	2	203	197
Interest cost on benefit obligation	142	191	57	23	5	418	404
Change in actuarial (gains) losses and reserves	(47)	—	44	(2)	—	(5)	254
Plan amendment	—	—	(12)	—	—	(12)	—
Benefits paid	(112)	(158)	(90)	(19)	(5)	(384)	(362)

Obligation at end of year	2,418	3,089	1,340	392	99	7,338	7,118

PLAN ASSETS
Plan assets at beginning of year	1,458	1,773	1,162	388	37	4,818	4,351
Employer contributions	63	74	36	8	4	185	178
Employee contributions	—	—	21	8	—	29	27
Transfer of plan assets	3	—	—	—	—	3	1
Plan asset contributions	240	—	—	—	—	240	180
Benefits paid	(112)	(158)	(90)	(19)	(5)	(384)	(362)
Expected return on plan assets	84	115	69	22	2	292	278
Experience gains (losses)	(122)	(36)	(97)	(13)	(3)	(271)	165

Market value of plan assets	1,614	1,768	1,101	394	35	4,912	4,818
Deferred investment losses (gains)	60	22	62	12	2	158	10

Market related value of plan assets	1,674	1,790	1,163	406	37	5,070	4,828

PENSION LIABILITY
Plan deficit (surplus)	744	1,299	177	(14)	62	2,268	2,290
Unamortized actuarial gains (losses)	(131)	(290)	(205)	(19)	4	(641)	(573)
Surplus adjustments (Note B)	—	—	—	7	—	7	14

Pension liability	613	1,009	(28)	(26)	66	1,634	1,731

PENSION EXPENSE
Defined benefit pension plan expense:
Current service cost	63	74	48	16	2	203	197
Interest cost on benefit obligation	142	191	57	23	5	418	405
Return on plan assets	(84)	(115)	(69)	(22)	(2)	(292)	(278)
Employee contributions	—	—	(21)	(8)	—	(29)	(27)
Amortization of actuarial (gains) losses	4	30	15	2	(1)	50	24
Plan amendment	—	—	(12)	—	—	(12)	—
Change in surplus adjustments	—	—	—	(6)	(1)	(7)	2

Defined benefit pension plan expense	125	180	18	5	3	331	323

Defined contribution pension plan expense	—	—	4	15	129	148	132

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

SUMMARY FINANCIAL STATEMENTS CONSOLIDATED STATEMENT OF PENSION LIABILITY As at March 31, 2012	SCHEDULE 6 (cont’d)

	Civil Service Superannuation Plan	Teachers’ Pension Plan	Post- Secondary Education Plans	Public School Division Plans	Other Plans	Total 2012	Total 2011

MEMBER DATA
Defined benefit pension plan
Number of active and deferred members	33,100	22,100	5,600	4,300	300	65,400	64,100
Number of pensioners	17,100	12,400	1,700	1,500	300	33,000	32,000

Total number of plan members	50,200	34,500	7,300	5,800	600	98,400	96,100

ACTUARIAL ASSUMPTIONS
Discount rate on accrued benefits	6.00%	6.50%	5.00 - 5.75%	6.00%	5.00 - 5.50%
Expected long-term rate of return	6.00%	6.50%	5.30 - 6.00%	6.00%	5.00 - 5.50%
Inflation	2.00%	2.25%	2.00 - 2.75%	2.00 - 2.50%	2.00 - 2.50%
Real rate of return	4.00%	4.25%	2.50 - 3.00%	3.50 - 4.00%	3.00 - 3.50%
Rate of salary increase	3.75%	3.00%	3.40 - 4.00%	4.00 - 4.25%	3.00 - 3.50%
Latest valuation	Dec 2010	Jan 2009	(Note C )	(Note C )	(Note C )

Note A:	Post-Secondary Education plans include the University of Manitoba Pension Plans, the University of Winnipeg Pension Plan and the Brandon University Retirement Plan.

Public School Division plans include the Winnipeg School Division Pension Fund for Employees Other Than Teachers, Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division and Retirement Plan for Employees of Frontier School Division.

Other plans include the Members of Legislative Assembly Pension Plan, the Legislative Assembly Pension Plan, the Judges’ Supplemental Pension Plan, and the Winnipeg Child and Family Services Employee Benefits Retirement Plan.

Note B:	For those plans that the Government is unable to access surplus funds within the plan, adjustments are made to record an allowance against these surplus amounts. These pension surplus allowances represent the excess of the adjusted benefit asset over the employers’ share of the expected future benefit
Note C:	Latest actuarial valuation report dates are as follows:

- University of Manitoba Pension Plans	Dec 2009
- University of Winnipeg Pension Plan	Dec 2010
- Brandon University Retirement Plan	Dec 2011
- Winnipeg School Division Pension Fund for Employees Other than Teachers	Dec 2010
- Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division	Dec 2009
- Retirement Plan for Employees of Frontier School Division	Dec 2009
- Members of Legislative Assembly Pension Plan	Mar 2011
- Legislative Assembly Pension Plan	Dec 2010
- Judges’ Supplemental Pension Plan	Mar 2010
- Winnipeg Child and Family Services Employee Benefits Retirement Plan	Dec 2010

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

SUMMARY FINANCIAL STATEMENTS CONSOLIDATED STATEMENT OF TANGIBLE CAPITAL ASSETS For the Year Ended March 31, 2012 ($ millions)	SCHEDULE 7

	General Capital Assets					Infrastructure				Totals
	Land	Buildings and Leasehold Improvements	Vehicles and Equipment	Computer Hardware and Software	Assets Under Construction	Land and Land Improvements	Transportation	Dams and Water Management Structures	Assets Under Construction	2012	2011

Cost
Opening cost, as previously reported	232	6,026	2,133	663	849	300	3,227	133	669	14,232	12,925
Restatements, (Note 9)	(51)	3	4	—	(1)	—	—	—	—	(45)	(45)
Reclassifications	24	(121)	—	—	97	—	—	—	—	—	—

Opening cost restated	205	5,908	2,137	663	945	300	3,227	133	669	14,187	12,880
Add:
Additions during the year	9	596	203	78	80	18	228	51	178	1,441	1,361
Less:
Disposals and write downs	—	(25)	(32)	(10)	(42)	—	—	—	(1)	(110)	(54)
Settlements and reclassifications	—	100	17	21	(140)	8	163	336	(505)	—	—

Closing cost	214	6,579	2,325	752	843	326	3,618	520	341	15,518	14,187

Accumulated amortization
Opening, as previously reported	—	2,638	1,461	419	—	53	1,365	63	—	5,999	5,600
Restatements, (Note 9)	—	(3)	4	—	—	—	—	—	—	1	1
Reclassifications	—	—	(1)	1	—	—	—	—	—	—	—

Opening accumulated amortization restated	—	2,635	1,464	420	—	53	1,365	63	—	6,000	5,601
Add:
Amortization	—	158	137	56	—	4	116	5	—	476	438
Less:
Accumulated amortization on disposals, write downs	—	(16)	(29)	(10)	—	—	—	—	—	(55)	(39)

Closing accumulated amortization	—	2,777	1,572	466	—	57	1,481	68	—	6,421	6,000

Net Book Value of Tangible Capital Assets	214	3,802	753	286	843	269	2,137	452	341	9,097	8,187

During the year, the Province capitalized $16 million of interest relating to assets under construction (2011 - $18 million).

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

SCHEDULE 8

FUNDS, ORGANIZATIONS AND BUSINESS ENTERPRISES

COMPRISING THE GOVERNMENT REPORTING ENTITY

HEALTH AND HEALTHY LIVING

Manitoba Health

Manitoba Healthy Living, Seniors and Consumer Affairs

Addictions Foundation of Manitoba

Funeral Board of Manitoba

CancerCare Manitoba

Companies Office

Diagnostic Services of Manitoba Inc.

Financial Literacy Fund

Insurance Council of Manitoba

Land Titles Assurance Fund

Manitoba Health Services Insurance Plan

Manitoba Hospital Capital Financing Authority

Not-for-Profit Personal Care Homes

Regional Health Authorities (including controlled organizations)

Assiniboine Regional Health Authority

Brandon Regional Health Authority

Burntwood Regional Health Authority Inc.

Churchill Regional Health Authority Inc.

Interlake Regional Health Authority Inc.

Nor-Man Regional Health Authority Inc.

North Eastman Health Association Inc.

Parkland Regional Health Authority Inc.

Regional Health Authority - Central Manitoba Inc.

South Eastman Health/Santé Sud-Est Inc.

Winnipeg Regional Health Authority

Rehabilitation Centre for Children Inc.

St. Amant Centre

The Property Registry

Vital Statistics Agency

EDUCATION

Manitoba Advanced Education and Literacy

Manitoba Education

Assiniboine Community College

Brandon University

Université de Saint-Boniface

Council on Post-Secondary Education

Manitoba Text Book Bureau

Public School Divisions

Public Schools Finance Board

Red River College

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

SCHEDULE 8

(cont’d)

EDUCATION, cont’d

University College of The North

University of Manitoba

University of Winnipeg

FAMILY SERVICES

Manitoba Children and Youth Opportunities

Manitoba Family Services and Labour

First Nations of Northern Manitoba Child & Family Services Authority

First Nations of Southern Manitoba Child & Family Services Authority

General Child and Family Services Authority

Métis Child and Family Services Authority Inc.

Office of the Fire Commissioner

Workplace Safety and Health Public Education Fund

COMMUNITY, ECONOMIC AND RESOURCE DEVELOPMENT

Manitoba Aboriginal and Northern Affairs

Manitoba Agriculture, Food and Rural Initiatives

Manitoba Conservation and Water Stewardship

Manitoba Entrepreneurship, Training and Trade

Manitoba Housing and Community Development

Manitoba Infrastructure and Transportation

Manitoba Innovation, Energy and Mines

Manitoba Local Government

Abandonment Reserve Fund

Communities Economic Development Fund

Community Revitalization Fund

Co-operative Loans and Loans Guarantee Board

Cooperative Promotion Board

Crown Lands and Property Agency

Economic Innovation and Technology Council

Ethanol Fund

Farm Machinery and Equipment Act Fund

Food Development Centre

Green Manitoba Eco Solutions

Manitoba Horse Racing Commission

Industrial Technology Centre

Leaf Rapids Town Properties Ltd.

Manitoba Agricultural Services Corporation

Manitoba Cattle Enhancement Council

Manitoba Community Services Council Inc.

Manitoba Development Corporation

Manitoba Education, Research and Learning Information Networks (MERLIN)

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

SCHEDULE 8

(cont’d)

COMMUNITY, ECONOMIC AND RESOURCE DEVELOPMENT, cont’d

Manitoba Floodway and East Side Road Authority

Manitoba Gaming Control Commission

Manitoba Habitat Heritage Corporation

Manitoba Health Research Council

Manitoba Housing and Renewal Corporation

Manitoba Opportunities Fund Ltd.

Manitoba Trade and Investment Corporation

Manitoba Trucking Productivity Improvement Fund

Manitoba Water Services Board

Materials Distribution Agency

Mining Community Reserve

Mining Rehabilitation Reserve Fund

Pineland Forest Nursery

Quarry Rehabilitation Reserve Fund

Taking Charge! Inc. / Se Prendre En Main! Inc

Vehicle and Equipment Management Agency

Veterinary Science Scholarship Fund

Waste Reduction and Recycling Support Fund

JUSTICE AND OTHER EXPENDITURES

Legislative Assembly

Executive Council

Civil Service Commission

Manitoba Culture, Heritage and Tourism

Manitoba Finance

Manitoba Immigration and Multiculturalism

Manitoba Justice

Manitoba Sport

Civil Legal Services

Crown Corporations Council

Helen Betty Osborne Memorial Foundation

Le Centre culturel franco-manitobain

Legal Aid Manitoba

Manitoba Arts Council

Manitoba Boxing Commission

Manitoba Centennial Centre Corporation

Manitoba Film & Sound Recording Development Corporation

Manitoba Law Reform Commission

Manitoba Securities Commission

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

SCHEDULE 8

(cont’d)

JUSTICE AND OTHER EXPENDITURES, cont’d

Organization and Staff Development

Pension Assets Fund

Public Trustee of Manitoba

Special Operating Agencies Financing Authority

Sport Manitoba Inc.

Travel Manitoba

Venture Manitoba Tours Ltd.

Victims Assistance Fund

GOVERNMENT BUSINESS ENTERPRISES: (Schedule 3) (Note 4)

Utility:

Manitoba Hydro-Electric Board

Insurance:

Deposit Guarantee Corporation of Manitoba

Manitoba Public Insurance Corporation

Workers Compensation Board

Finance:

Manitoba Liquor Control Commission

Manitoba Lotteries Corporation

SPECIAL ACCOUNTS, not attached to a Sector or Department

Debt Retirement Account

Fiscal Stabilization Account

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

SUMMARY FINANCIAL STATEMENTS	SCHEDULE 9
CONSOLIDATED STATEMENT OF OPERATIONS BY SECTOR
For the Year Ended March 31, 2012
($ millions)

	Health and Healthy Living		Education		Family Services and Labour		Community, Economic and Resource Development
	2012	2011	2012	2011	2012	2011	2012	2011
	$	$	$	$	$	$	$	$

REVENUE
Income taxes	—	—	—	—	—	—	—	—
Other taxes	—	—	691	690	—	—	29	14
Fees and other revenue	585	487	571	544	46	59	643	630
Federal transfers	1,018	970	122	128	3	5	438	450
Contributions from entities within the Government Reporting Entity	7	32	70	155	—	—	41	2
Sinking funds and other investment earnings	4	2	7	(3)	—	—	41	45

TOTAL REVENUE	1,614	1,491	1,461	1,514	49	64	1,192	1,141

EXPENSE
Personnel services	3,046	2,905	2,406	2,365	190	187	418	390
Grants/Transfer payments	1,061	891	191	215	264	215	708	575
Transportation	62	43	31	30	6	4	34	71
Communication	15	11	24	25	5	4	18	15
Supplies and services	637	745	365	363	38	34	372	300
Social assistance related	—	4	4	3	531	901	842	100
Other operating	407	381	330	291	19	27	188	347
Debt servicing	51	44	128	122	1	1	208	190
Minor capital	19	11	52	46	1	1	15	14
Amortization	148	142	122	115	5	4	187	165

TOTAL EXPENSE	5,446	5,177	3,653	3,575	1,060	1,378	2,990	2,167

NET INCOME (LOSS) FOR THE YEAR	(3,832)	(3,686)	(2,192)	(2,061)	(1,011)	(1,314)	(1,798)	(1,026)

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2011/12

SUMMARY FINANCIAL STATEMENTS CONSOLIDATED STATEMENT OF OPERATIONS BY SECTOR For the Year Ended March 31, 2012 ($ millions)	SCHEDULE 9 (cont’d)

	Justice and Other Expenditures		General Government (Note a)		Adjustments (Note b)		Total
	2012	2011	2012	2011	2012	2011	2012	2011
	$	$	$	$	$	$	$	$

REVENUE
Income taxes	—	—	3,124	2,922	—	—	3,124	2,922
Other taxes	—	—	2,811	2,702	—	—	3,531	3,406
Fees and other revenue	101	132	—	2	(40)	(26)	1,906	1,828
Federal transfers	51	50	2,699	2,444	1	—	4,332	4,047
Contributions from entities within the Government Reporting Entity	6	—	740	832	(151)	(214)	713	807
Sinking funds and other investment earnings	197	189	—	—	—	(3)	249	230

TOTAL REVENUE	355	371	9,374	8,902	(190)	(243)	13,855	13,240

EXPENSE
Personnel services	467	469	38	12	6	4	6,571	6,332
Grants/Transfer payments	67	68	157	25	(251)	(436)	2,197	1,553
Transportation	10	10	17	24	1	1	161	183
Communication	14	14	1	1	—	—	77	70
Supplies and services	202	175	203	34	53	185	1,870	1,836
Social assistance related	32	30	—	—	—	—	1,409	1,038
Other operating	39	44	199	24	6	7	1,188	1,121
Debt servicing	436	424	—	—	(9)	(8)	815	773
Minor capital	3	2	—	—	—	1	90	75
Amortization	7	7	3	2	4	3	476	438

TOTAL EXPENSE	1,277	1,243	618	122	(190)	(243)	14,854	13,419

NET INCOME (LOSS) FOR THE YEAR	(922)	(872)	8,756	8,780	—	—	(999)	(179)

Note a:	The general government category includes revenue from sources that cannot be attributed to a particular sector.
Note b:	Consolidation adjustments are necessary to conform sectors to Government accounting policies and to eliminate transactions between sectors.
Note c:	2010/11 expenses have not been restated to reflect the impact of the 2011/12 reorganization. Had the 2010/11 expenses been restated then overall Health and Healthy Living expenses would have decreased by $5 million, Education would have decreased by $2 million, Family Services and Labour would have decreased $385 million, Community economic and Resource Development would have increased by $433 million and Justice and Other would have decreased by $41 million.

OTHER FINANCIAL REPORTS

FOR THE YEAR ENDED

March 31, 2012

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of Manitoba

We have audited the accompanying Fiscal Stabilization Account Statement of Transfers and Account Balance of the Province of Manitoba for the year ended March 31, 2012 (“the statement”). The statement has been prepared by management based on section 65(1)(c)(ii) of the Financial Administration Act.

Management’s Responsibility for the Statement

Management is responsible for the preparation of this statement in accordance with the Financial Administration Act and for such internal control as management determines is necessary to enable the preparation of the statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the statement based on our audit. We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of the statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial information in the Fiscal Stabilization Account Statement of Transfers and Account Balance of the Province of Manitoba for the year ended March 31, 2012 is prepared, in all material respects, in accordance with section 65(1)(c)(ii) of the Financial Administration Act.

Basis of Accounting

Without modifying our opinion, we draw attention to Note 2 to the statement, which describes the basis of accounting. The statement is prepared to assist the entity to meet the requirements of Section 65(1)(c)(ii) of the Financial Administration Act. As a result, the statement may not be suitable for another purpose.

Unaudited Information

Without modifying our opinion, we draw attention to the Schedule of Supplementary Information which has been presented as unaudited information. The financial information in this schedule is not covered by our report and accordingly, we do not express an opinion on the information.

Original document signed by:
Carol Bellringer

August 29, 2012	Carol Bellringer, FCA, MBA
Winnipeg. Manitoba	Auditor General

500 - 330 Portage Avenue Winnipeg, Manitoba R3C 0C4 office: (204) 945-3790 fax: (204) 945-2169

www.oag.mb.ca

PROVINCE OF MANITOBA

OTHER FINANCIAL REPORTS 2011/12

FISCAL STABILIZATION ACCOUNT

STATEMENT OF TRANSFERS

AND ACCOUNT BALANCE

For the Year Ended March 31, 2012

	($ thousands)
	2012	2011

Transfer to Core Government operations	(155,401)	(125,315)

Account Balance, beginning of year	681,939	807,254

Account Balance, end of year	526,538	681,939

PROVINCE OF MANITOBA

OTHER FINANCIAL REPORTS 2011/12

FISCAL STABILIZATION ACCOUNT

NOTES TO STATEMENT OF TRANSFERS

AND ACCOUNT BALANCE

For the Year Ended March 31, 2012

1.	The Fiscal Stabilization Account was established under the authority of subsection 26.1(1) of The Financial Administration Act. The Fiscal Stabilization Fund established under The Fiscal Stabilization Fund Act is continued as the Fiscal Stabilization Account. The legislated purpose of the Account is to assist in stabilizing the fiscal position by supporting core government operations in a fiscal year or to repay debt. Under subsection 26.1(3) the Minister of Finance, with the approval of the Lieutenant Governor in Council, may deposit in the Account any part of the revenue or other financial assets received in the core government in any fiscal year. Under subsection 26.1(4), the Minister of Finance may, with the approval of the Lieutenant Governor in Council, transfer all or part of the Account balance to the core government.

2	Transactions in the Fiscal Stabilization Account are accounted for on an accrual basis and reflect the transfers made under Section 26.1(3) and 26.1(4) of The Financial Administration Act. Transfers are determined by the Minister of Finance and are authorized with an Order in Council. The report on these transactions is made in accordance with Section 65(1)(c)(ii) of The Financial Administration Act.

3	It is the Government’s policy to divide the Fiscal Stabilization Account into two programs, the Health Program and the General Program, as presented in the attached, unaudited Schedule of Supplementary Information. Funds were allocated to the Health Program based upon funds received from the Federal Government for Wait Time Reduction programming and Other Health Related programming.

4	Subsection 26.1(2) of The Financial Administration Act stipulates that the Minister of Finance shall make every effort to ensure that the balance of the Account at the end of each fiscal year is at least 5% of the core government expenditures for that year. As authorized under amendments to The Balanced Budget, Fiscal Management and Taxpayer Accountability Act, Part 4.1, during the 5 year economic recovery period the Minister is directed to transfer at least $600 million from the Fiscal Stabilization Account to the core government to support the amortization of increases in general purposes debt, including related interest expenses, attributable to negative net results for fiscal years within that period.

PROVINCE OF MANITOBA

OTHER FINANCIAL REPORTS 2011/12

FISCAL STABILIZATION ACCOUNT

SCHEDULE OF SUPPLEMENTARY INFORMATION

(Unaudited)

For the Year Ended March 31, 2012

	($ thousands)
Fiscal Stabilization Account by Program	2012	2011

Health Program

Account Balance, beginning of year	32,834	57,834
Health Program Transfers
- Wait Time reduction Programming	(25,000)	(25,000)

Account Balance, end of year	7,834	32,834

General Program

Account Balance, beginning of year	649,105	749,420
General Program Transfers
- Health Program	25,000	25,000
- ecoTrust	(6,401)	—
- Transfer for General Purpose debt reduction	(110,000)	(90,000)
- Transfer for General Purpose debt servicing costs	(14,000)	(5,990)
- Transfer to Core Government - allocated to general purposes	(25,000)	(29,325)

Account Balance, end of year	518,704	649,105

Total Account Balance, end of year	526,538	681,939

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of Manitoba

We have audited the accompanying Debt Retirement Account Statement of Transfers and Account Balance of the Province of Manitoba for the year ended March 31, 2012 (“the statement”). The statement has been prepared by management based on section 65(1)(c)(i) of the Financial Administration Act.

Management’s Responsibility for the Statement

Management is responsible for the preparation of this statement in accordance with the Financial Administration Act and for such internal control as management determines is necessary to enable the preparation of the statement that is free from material misstatement whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the statement based on our audit. We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of the statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial information in the Debt Retirement Account Statement of Transfers and Account Balance of the Province of Manitoba for the year ended March 31, 2012 is prepared, in all material respects, in accordance with section 65(1)(c)(i) of the Financial Administration Act.

Basis of Accounting

Without modifying our opinion, we draw attention to Note 2 to the statement, which describes the basis of accounting. The statement is prepared to assist the entity to meet the requirements of section 65(1)(c)(i) of the Financial Administration Act. As a result, the statement may not be suitable for another purpose.

Original document signed by:
Carol Bellringer

August 29, 2012	Carol Bellringer, FCA, MBA
Winnipeg, Manitoba	Auditor General

500 - 330 Portage Avenue Winnipeg, Manitoba R3C 0C4 office: (204) 945-3790 fax: (204) 945-2169

www.oag.mb.ca

PROVINCE OF MANITOBA

OTHER FINANCIAL REPORTS 2011/12

DEBT RETIREMENT ACCOUNT

STATEMENT OF TRANSFERS

AND ACCOUNT BALANCE

For the Year Ended March 31, 2012

	($ thousands)
	2012	2011

Transfers
Allocation for Interest	—	14
Transfer for General Purpose debt reduction	—	(145,304)

Net results for the year after transfers	—	(145,290)

Account Balance, beginning of year	—	145,290

Account Balance, end of year	—	—

Notes to Financial Information

1.	The Debt Retirement Account was established under the authority of The Balanced Budget, Fiscal Management and Taxpayer Accountability Act (Act). The Debt Retirement Fund established under the Act is continued as the Debt Retirement Account. The purpose of the Account was to assist in the orderly repayment of debt pursuant to the Act.

2	Transactions in the Debt Retirement Account are accounted for on an accrual basis. Transfers to the account are made in accordance with Sections 13(2) and 13(3) of the Act. Transfers from the account are made in accordance with Section 14(1) and 14(2) of the Act. The report on these transactions is made in accordance with Section 65(1)(c)(i) of The Financial Administration Act.

3	In accordance with subsection 14(2) of the Act, which requires the balance of the debt retirement account to be transferred to the Core Government at least once every five years for the purpose of reducing general purpose debt, the Government transferred $145 million from the Debt Retirement Account to the Core Government on April 14, 2010.

4	Subsection 13(2) of the Act was amended to not apply to those periods falling within the economic recovery period, ending March 31, 2014, and as a result there was no transfer from Core Government operations for the specific purpose of reducing general purpose debt and pension obligations. Consequently there was no transfer from the Debt Retirement Account for the specific purpose of providing for the future retirement of pension obligations in accordance with subsection 14(1) of the Act.

PROVINCE OF MANITOBA

OTHER FINANCIAL REPORTS 2011/12

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED DETAILS AND RECONCILIATION

TO CORE GOVERNMENT RESULTS

For the Year ended March 31, 2012

Unaudited

($ millions)

	2012			2011
	Core	Consolidation	Summary	Core	Consolidation	Summary
	Government	Impacts	2012	Government	Impacts	2011

REVENUE
Income taxes	3,107	17	3,124	2,922	—	2,922
Other taxes	2,916	615	3,531	2,807	599	3,406
Fees and other revenue	515	1,391	1,906	511	1,317	1,828
Federal transfers	4,053	279	4,332	3,726	321	4,047
Net income from government business enterprises	597	116	713	583	224	807
Sinking funds and other investment earnings	—	249	249	—	230	230

TOTAL REVENUE	11,188	2,667	13,855	10,549	2,691	13,240

EXPENSES
Health and Healthy Living	4,901	427	5,328	4,724	320	5,044
Education	2,262	1,227	3,489	2,128	1,202	3,330
Family Services	1,049	(36)	1,013	983	(5)	978
Community, Economic and Resource Development	2,290	481	2,771	2,004	396	2,400
Justice and Other Expenditures	1,360	78	1,438	816	78	894
Debt Servicing	236	579	815	233	540	773

TOTAL EXPENSES	12,098	2,756	14,854	10,888	2,531	13,419

Net Income (Loss) before Transfers for Expense Recovery	(910)	(89)	(999)	(339)	160	(179)
Transfer (to) from Fiscal Stabilization Account	45	(45)	—	35	(35)	—

Net Result before Transfers for Debt Repayment	(865)	(134)	(999)	(304)	125	(179)
Transfer (to) from Debt Retirement Account	—	—	—	145	(145)	—
Transfer (to) from Fiscal Stabilization Account	110	(110)	—	90	(90)	—

NET RESULT FOR THE YEAR AFTER TRANSFERS	(755)	(244)	(999)	(69)	(110)	(179)